THE NEW HOME COMPANY REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

- Diluted EPS of $0.66 for the Fourth Quarter and $1.01 for the Full Year -
- Fourth Quarter Total Revenues Increased 66% to $322 million -
- Backlog Dollar Value up 12% to $187 million -

Aliso Viejo, California, February 22, 2017. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2016 fourth quarter.

Fourth Quarter 2016 Highlights Compared to Fourth Quarter 2015

•
Net income increased 13% to $13.8 million, or $0.66 per diluted share vs. $12.2 million, or $0.69 per diluted share; Q4 net income includes $3.5 million of pretax inventory impairments, or $0.10 per diluted share after tax

•	Total revenues of $322.4 million vs. $194.6 million, up 66%

•	Home sales revenue of $261.7 million, a 78% increase

•	Net new home orders up 44%

•	Backlog dollar value up 12% to $187.3 million

•	Wholly owned community count up 50% to 15 vs. 10

•	Cash flow from operations of $104.3 million vs. $50.7 million, a 106% increase

Full Year 2016 Highlights Compared to Full Year 2015

•	Total revenues of $694.5 million, an increase of 61%

•	Home sales revenue of $507.9 million, an 81% increase

•	Net new home orders of 253, up 45%

“I am extremely pleased with how we ended 2016,” said The New Home Company’s Chief Executive Officer Larry Webb. “Fourth quarter wholly owned home sales revenue grew by 78% as compared to last year and we generated record fourth quarter pretax income. For the full year, homes sales revenue increased 81% thanks to a 69% increase in deliveries. This growth is a testament to The New Home Company’s success in building and selling distinctive homes in highly desirable locations in the Western United States. At the same time, we generated $104 million of cash flows from operating activities, which was driven by strong inventory turns from our heavy land option portfolio.”
Mr. Webb continued, “While we expect 2017 to be a transition year for our company as we diversify our product portfolio with new communities at lower price points, our commitment to being the category leader in each of our product niches remains the same. We continue to identify attractive opportunities in California and other markets, and we are poised to take advantage of these opportunities and create long-term value for our shareholders.”

Fourth Quarter 2016 Operating Results

Total revenues for the 2016 fourth quarter were $322.4 million, compared to $194.6 million in the prior year period. Net income attributable to the Company was up 13% to $13.8 million, or $0.66 per diluted share, compared to net income of $12.2 million, or $0.69 per diluted share, in the prior year period. The 2016 fourth quarter included $3.5 million of pretax inventory impairment charges, or $0.10 per diluted share on an after tax basis, related to two homebuilding communities and one land asset. The year-over-year increase in net income was primarily attributable to a 66% increase in total revenues and a 120 basis point reduction in selling, general and administrative (“SG&A”) expenses as a percentage of home sales revenue, due to stronger operating leverage from growth in our wholly owned operations. These improvements were partially offset by a $1.3 million reduction in joint venture income, a $2.1 million decrease in joint venture management fees and the inventory impairments noted above.

Wholly Owned Projects

Home sales revenue for the 2016 fourth quarter increased 78% to $261.7 million, compared to $146.9 million in the prior year period. The increase in home sales revenue was driven primarily by a 55% increase in deliveries and a 15% increase in the average selling price of homes to $2.2 million. The increase in our average selling price was due to a 150% increase in deliveries from our Southern California operations, which had a significantly higher average selling price than our Northern California operations due to the high concentration of luxury product.

Gross margin from homes sales was 14.4% and included $2.4 million in inventory impairments related to two active homebuilding communities. Excluding inventory impairments, our gross margin from home sales for the 2016 fourth quarter was 15.3%* versus 16.6%* in the prior year period. The decline in home sales gross margin before impairments as compared to the prior year was due primarily to a change in mix, including lower margins in masterplan communities located in Irvine, and to a lesser extent, lower margins in the Bay Area. These decreases were partially offset by higher margins from the initial deliveries in our Crystal Cove communities in Newport Coast, CA. Adjusted gross margin from home sales for the 2016 fourth quarter, which excludes interest in cost of home sales and inventory impairments, was 16.2%* compared to 17.7%*.

Our SG&A expense ratio as a percentage of home sales revenue was 7.9% versus 9.1% in the prior year period. The 120 basis point improvement in the SG&A rate was largely attributable to a 78% increase in home sales revenue, which was driven by a significant increase in new home deliveries and higher average selling prices due to a heavier Southern California mix.

Net new home orders were up 44% to 69 homes, compared to 48 homes in the prior year period. The Company's monthly sales absorption pace was consistent with the prior period at 1.6 sales per average selling community. Average selling communities were up 50% over the prior year, ending the year with 15 communities compared to 10 as of the end of the prior year.

The dollar value of the Company's wholly owned backlog at the end of the 2016 fourth quarter was up 12% year-over-year to $187.3 million and totaled 79 homes, compared to $166.6 million and 67 homes in the prior year period. The increase in backlog dollar value primarily related to the increase in net new home orders.

Fee Building Projects

Fee building revenue for the 2016 fourth quarter increased 27% to $60.8 million primarily due to an increase in fee building construction activity. Fee building gross margin was $2.7 million, or 4.5%, compared to $4.1 million, or 8.5%, in the prior year period. The reduction in fee building gross margin percentage was largely due to a decrease in management fees received from joint ventures, which were $2.0 million during the 2016 fourth quarter compared to $4.1 million in the prior year period. The decrease in management fees from JVs was primarily the result of fewer deliveries and lower home sales revenue from JV communities, which is consistent with the Company’s strategic shift to emphasize wholly owned operations.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2016 fourth quarter was $3.3 million, compared to $4.6 million in the prior year period. The decrease in joint venture income was largely driven by a 47% reduction in JV home sales revenues, resulting from a 32% decrease in our JV average selling price and a 22% decrease in JV home deliveries.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs was $86.7 million and net income was $9.8 million, compared to $155.1 million and $25.9 million in the prior year period, respectively. Home sales revenue of the JVs was $72.0 million, compared to $135.2 million in the prior year period.

At the end of the 2016 fourth quarter, the JVs had nine active selling communities, up from eight at the end of the prior year period. Net new home orders from JVs for the 2016 fourth quarter increased 55% to 48 homes as compared to 31 homes in the prior year period which was driven by a doubling of the JV sales absorption rate from 1.0 sales per month per community in the 2015 fourth quarter to 2.0 per month in the 2016 fourth quarter. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2016 fourth quarter was $55.4 million from 62 homes, compared to $117.9 million from 109 homes in the prior year period.

Full Year 2016 Operating Results

Total revenues for the year ended December 31, 2016 were up 61% to $694.5 million, compared to $430.1 million in the prior year. The increase in total revenues was due to a 69% increase in new home deliveries, a 7% increase in the average selling price of homes delivered, and a 24% increase in fee building revenue related to increased construction activity. Net income attributable to the Company for the full year 2016 was $21.0 million, or $1.01 per diluted share, compared to $21.7 million, or $1.28 per diluted share in the year earlier period. The slight decrease in net income was due to $3.5 million in pretax inventory impairment charges, a $6.1 million reduction in joint venture income and a $4.2 million decrease in joint venture management fees, substantially all of which was offset by a 61% increase in total consolidated revenues and a 170 basis point improvement in the Company’s SG&A rate. The increase in the 2016 diluted share count as compared to the prior year resulted from our follow-on equity offering completed in December 2015.

Balance Sheet and Liquidity

As of December 31, 2016, the Company had real estate inventories totaling $286.9 million, of which $149.6 million represented work-in-process and completed homes (including models), $98.6 million in land and land under development, and $38.7 million in land deposits and pre-acquisition costs. The Company owned or controlled 1,576 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 986 lots were controlled or under option. The Company generated $104.3 million in cash flows from operations during the 2016 fourth quarter and ended the year with $172.5 million in liquidity, which consisted of $30.5 million in cash and cash equivalents and $142.0 million in availability under its revolving credit facility. The Company ended the 2016 fourth quarter with $118.0 million in total outstanding debt, a debt-to-capital ratio of 32.5% and a net debt-to-capital ratio of 26.2%*.

Guidance

The Company provided its initial full year guidance for 2017 as follows:

•	Home sales revenue of $530 - $570 million

•	Fee building revenue of $130 - $150 million

•	Income from unconsolidated joint ventures of $4 - $6 million

•	Wholly owned active year-end community count of 18

•	Joint venture active year-end community count of 8

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 1:00 p.m. Eastern Time on Wednesday, February 22, 2017 to review fourth quarter and full year results, discuss recent events and results, and discuss the Company's initial full year and certain quarterly guidance for 2017. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 22, 2017 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13653367.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Homebuilding gross margin before impairments percentage, adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$261,668	$146,894	$507,949	$280,209
Fee building, including management fees from unconsolidated joint ventures of $1,951, $4,071, $8,202 and $12,426, respectively	60,781	47,732	186,507	149,890
	322,449	194,626	694,456	430,099
Cost of Sales:
Home sales	221,700	122,485	433,559	235,232
Home sales impairments	2,350	—	2,350	—
Land sales impairment	1,150	—	1,150	—
Fee building	58,040	43,663	178,103	139,677
	283,240	166,148	615,162	374,909
Gross Margin:
Home sales	37,618	24,409	72,040	44,977
Land sales	(1,150)	—	(1,150)	—
Fee building	2,741	4,069	8,404	10,213
	39,209	28,478	79,294	55,190

Selling and marketing expenses	(12,167)	(6,210)	(26,744)	(13,741)
General and administrative expenses	(8,406)	(7,200)	(25,882)	(20,278)
Equity in net income of unconsolidated joint ventures	3,263	4,586	7,691	13,767
Other income (expense), net	181	(183)	(409)	(1,027)
Income before income taxes	22,080	19,471	33,950	33,911
Provision for income taxes	(8,306)	(7,258)	(13,024)	(12,533)
Net income	13,774	12,213	20,926	21,378
Net loss attributable to noncontrolling interest	6	13	96	310
Net income attributable to The New Home Company Inc.	$13,780	$12,226	$21,022	$21,688

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.67	$0.70	$1.02	$1.29
Diluted	$0.66	$0.69	$1.01	$1.28
Weighted average shares outstanding:
Basic	20,712,095	17,545,333	20,685,386	16,767,513
Diluted	20,960,173	17,790,082	20,791,445	16,941,088

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$30,496	$45,874
Restricted cash	585	380
Contracts and accounts receivable	27,833	23,960
Due from affiliates	1,138	979
Real estate inventories	286,928	200,636
Investment in and advances to unconsolidated joint ventures	50,857	60,572
Other assets	21,299	18,869
Total assets	$419,136	$351,270

Liabilities and equity
Accounts payable	$33,094	$26,371
Accrued expenses and other liabilities	23,418	19,827
Due to affiliates	—	293
Unsecured revolving credit facility	118,000	74,924
Other notes payable	—	8,158
Total liabilities	174,512	129,573
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,712,166 and 20,543,130, shares issued and outstanding as of December 31, 2016 and 2015, respectively	207	205
Additional paid-in capital	197,161	194,437
Retained earnings	47,155	26,133
Total The New Home Company Inc. stockholders' equity	244,523	220,775
Noncontrolling interest in subsidiary	101	922
Total equity	244,624	221,697
Total liabilities and equity	$419,136	$351,270

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Operating activities:
Net income	$13,774	$12,213	$20,926	$21,378
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred taxes	(2,099)	2,764	(918)	(1,675)
Amortization of equity based compensation	869	1,159	3,471	3,884
Excess income tax provision/(benefit) from stock-based compensation	—	(97)	97	(97)
Inventory impairments	3,500	—	3,500	—
Gain from notes payable principal reduction	(250)	—	(250)	—
Distributions of earnings from unconsolidated joint ventures	1,811	7,963	3,742	18,477
Equity in net income of unconsolidated joint ventures	(3,263)	(4,587)	(7,691)	(13,767)
Deferred profit from unconsolidated joint ventures	105	(155)	646	(1,603)
Depreciation	130	124	511	473
Abandoned project costs	82	84	580	635
Net changes in operating assets and liabilities:
Restricted cash	385	(243)	396	(97)
Contracts and accounts receivable	(6,454)	(12,876)	(3,737)	(10,796)
Due from affiliates	(435)	(190)	(344)	1,683
Real estate inventories	88,390	34,867	(71,388)	(65,942)
Other assets	4,138	(4,701)	(756)	(3,651)
Accounts payable	(5,756)	2,125	6,171	9,790
Accrued expenses and other liabilities	9,351	11,918	2,921	8,712
Due to affiliates	—	293	(293)	293
Net cash provided by (used in) operating activities	104,278	50,661	(42,416)	(32,303)
Investing activities:
Purchases of property and equipment	(60)	(129)	(439)	(418)
Cash assumed from joint venture at consolidation	—	—	2,009	—
Contributions and advances to unconsolidated joint ventures	(7,381)	(7,061)	(15,088)	(15,028)
Distributions of capital from unconsolidated joint ventures	1,330	6,344	15,307	32,026
Net cash (used in) provided by investing activities	(6,111)	(846)	1,789	16,580
Financing activities:
Net proceeds from issuance of common stock	—	47,253	—	47,253
Borrowings from credit facility	30,050	11,946	223,050	99,450
Repayments of credit facility	(141,974)	(95,419)	(179,974)	(125,000)
Borrowings from other notes payable	—	3,552	343	3,552
Repayments of other notes payable	—	(5,171)	(15,636)	(5,171)
Payment of debt issuance costs	—	—	(1,064)	—
Cash distributions to noncontrolling interest in subsidiary	—	(1,589)	(725)	(2,411)
Minimum tax withholding paid on behalf of employees for stock awards	(1)	—	(648)	(248)
Excess income tax (provision)/benefit from stock-based compensation	—	97	(97)	97
Proceeds from exercise of stock options	—	17	—	17
Net cash (used in) provided by financing activities	(111,925)	(39,314)	25,249	17,539
Net (decrease) increase in cash and cash equivalents	(13,758)	10,501	(15,378)	1,816
Cash and cash equivalents – beginning of period	44,254	35,373	45,874	44,058
Cash and cash equivalents – end of period	$30,496	$45,874	$30,496	$45,874

KEY OPERATIONS AND FINANCIAL DATA
(Unaudited)

New Home Deliveries:
	Three Months Ended December 31,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	80	$232,045	$2,901	32	$99,766	$3,118	150%	133%	(7)%
Northern California	39	29,623	760	45	47,127	1,047	(13)%	(37)%	(27)%
Total	119	$261,668	$2,199	77	$146,893	$1,908	55%	78%	15%

	Year Ended December 31,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	147	$422,041	$2,871	74	$205,815	$2,781	99%	105%	3%
Northern California	103	85,908	834	74	74,394	1,005	39%	15%	(17)%
Total	250	$507,949	$2,032	148	$280,209	$1,893	69%	81%	7%

Net New Home Orders:
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Southern California	36	18	100%	141	86	64%
Northern California	33	30	10%	112	88	27%
	69	48	44%	253	174	45%

Active Communities:
				December 31,
				2016	2015	% Change
Southern California				8	4	100%
Northern California				7	6	17%
				15	10	50%

KEY OPERATIONS AND FINANCIAL DATA (continued)
(Unaudited)

Backlog:
	December 31,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	48	$162,599	$3,387	45	$149,405	$3,320	7%	9%	2%
Northern California	31	24,697	797	22	17,162	780	41%	44%	2%
Total	79	$187,296	$2,371	67	$166,567	$2,486	18%	12%	(5)%

Lots Owned and Controlled:
	December 31,
	2016	2015	% Change
Lots Owned
Southern California	290	123	136%
Northern California	300	289	4%
Total	590	412	43%
Lots Controlled (1)
Southern California	721	754	(4)%
Northern California	265	152	74%
Total	986	906	9%
Lots Owned and Controlled - Wholly Owned	1,576	1,318	20%
Fee Building (2)	935	1,422	(34)%
Total Lots Owned and Controlled	2,511	2,740	(8)%

(1)
Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform construction services.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Operating Data:
Home sales revenue	$71,986	$135,191	(47)%	$177,544	$335,515	(47)%
Land sales revenue	$14,708	$19,911	(26)%	$55,675	$74,366	(25)%
Net income	$9,813	$25,885	(62)%	$26,191	$65,194	(60)%

Other Data:
New home orders	48	31	55%	159	299	(47)%
New homes delivered	74	95	(22)%	197	265	(26)%
Average selling price of homes delivered	$973	$1,423	(32)%	$901	$1,266	(29)%

Selling communities at end of period				9	8	13%
Backlog homes (dollar value)				$55,414	$117,936	(53)%
Backlog (homes)				62	109	(43)%
Average sales price of backlog				$894	$1,082	(17)%
Backlog lots (dollar value)				$—	$33,534	(100)%

	December 31,
	2016	2015	% Change
Lots Owned and Controlled:
Homebuilding
Lots owned	513	681	(25)%
Lots controlled (1)	72	68	6%
Homebuilding Total	585	749	(22)%
Land Development
Lots owned	2,180	2,340	(7)%
Lots controlled (1)	235	235	—%
Land Development Total	2,415	2,575	(6)%
Total	3,000	3,324	(10)%

(1)	Includes lots controlled under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measures homebuilding gross margin before impairments and adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,				Year Ended December 31,
	2016	%	2015	%	2016	%	2015	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$261,668	100.0%	$146,894	100.0%	$507,949	100.0%	$280,209	100.0%
Cost of home sales	224,050	85.6%	122,485	83.4%	435,909	85.8%	235,232	83.9%
Homebuilding gross margin	37,618	14.4%	24,409	16.6%	72,040	14.2%	44,977	16.1%
Add: Home sales impairments	2,350	0.9%	—	—%	2,350	0.4%	—	—%
Homebuilding gross margin before impairments	39,968	15.3%	24,409	16.6%	74,390	14.6%	44,977	16.1%
Add: Interest in cost of home sales	2,314	0.9%	1,635	1.1%	5,331	1.1%	2,511	0.8%
Adjusted homebuilding gross margin	$42,282	16.2%	$26,044	17.7%	$79,721	15.7%	$47,488	16.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2016	2015
	(Dollars in thousands)
Unsecured revolving credit facility and other notes payable	$118,000	$83,082
Equity, exclusive of noncontrolling interest	244,523	220,775
Total capital	$362,523	$303,857
Ratio of debt-to-capital (1)	32.5%	27.3%

Unsecured revolving credit facility and other notes payable	$118,000	$83,082
Less: cash, cash equivalents and restricted cash	31,081	46,254
Net debt	86,919	36,828
Equity, exclusive of noncontrolling interest	244,523	220,775
Total capital	$331,442	$257,603
Ratio of net debt-to-capital (2)	26.2%	14.3%

(1)
The ratio of debt-to-capital is computed as the quotient obtained by dividing the unsecured revolving credit facility and other notes payable by the sum of the unsecured revolving credit facility and other notes payable plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is the unsecured revolving credit facility and other notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

SCHEDULE OF QUARTERLY AMORTIZATION OF CAPITALIZABLE MODEL SET-UP SELLING AND MARKETING EXPENSES, GROSS MARGINS AND SG&A EXPENSES
(Unaudited)
Effective January 1, 2016, the Company started amortizing certain capitalizable selling and marketing ("S&M") costs to selling and marketing expenses versus cost of home sales. We believe that the revised presentation and classification of these capitalizable model set-up S&M costs as a selling and marketing expense is more comparable with how other homebuilders reflect such costs in their gross margin and SG&A percentage metrics. We also believe this presentation is more useful to management and investors in evaluating our performance. The table below provides a quarterly summary of 2015 S&M costs reclassified to conform with the current year presentation and the resulting change in gross margin, as well as the impact on the Company's SG&A expense ratio as a percentage of home sales revenue.

Period	Gross Margin as Previously Reported		Capitalized S&M Reclassification	Gross Margin as Revised		Basis Points Change in GM% (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	7,956	14.1%	871	8,827	15.7%	160 bps
Q2 2015	2,006	10.4%	598	2,604	13.6%	320 bps
Q3 2015	7,989	13.8%	1,148	9,137	15.8%	200 bps
Q4 2015	22,228	15.1%	2,181	24,409	16.6%	150 bps
2015 Total	40,179	14.3%	4,798	44,977	16.1%	180 bps

Period	S&M Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	S&M Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in S&M expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	1,279	2.3%	871	2,150	3.8%	150 bps
Q2 2015	1,341	7.0%	598	1,939	10.1%	310 bps
Q3 2015	2,294	4.0%	1,148	3,442	5.9%	190 bps
Q4 2015	4,029	2.7%	2,181	6,210	4.2%	150 bps
2015 Total	8,943	3.2%	4,798	13,741	4.9%	170 bps

Period	SG&A Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	SG&A Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in SG&A expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	4,939	8.8%	871	5,810	10.3%	150 bps
Q2 2015	5,654	29.5%	598	6,252	32.6%	310 bps
Q3 2015	7,399	12.8%	1,148	8,547	14.8%	200 bps
Q4 2015	11,229	7.6%	2,181	13,410	9.1%	150 bps
2015 Total	29,221	10.4%	4,798	34,019	12.1%	170 bps

(1)    Some quarterly amounts do not tie across the categories presented due to rounding differences.